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                                                                      EXHIBIT 11
                                                                      ----------

                       AMERICAN PRECISION INDUSTRIES INC.
                       COMPUTATION OF EARNINGS PER SHARE
           (SHARES AND DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                 FIRST QUARTER ENDED
                                                 --------------------------------------------------------------------------------
                                                            MARCH 31, 1999                              MARCH 31, 1998
                                                 -----------------------------------         ------------------------------------
                                                  Income        Common          Per           Income        Common           Per
                                                 Available      Shares         Share         Available      Shares          Share
                                                 ---------      ------         -----         ---------      ------          -----
NET INCOME                                        $1,884                                       $1,559

Series B Preferred Stock Dividends                   458                                            0
                                                  ------                                       ------

     Earnings Per Share - Basic                    1,426         7,481          $0.19           1,559         7,443          $0.21

Stock Option & Warrants                                0           112                              0           403
                                                  ------         -----                         ------         -----
                                                   1,426         7,593          $0.19           1,559         7,846          $0.20

Series B Convertible Preferred Stock                 458         1,539                              0         1,539
                                                  ------         -----                         ------         -----
                                                   1,884         9,132          $0.21           1,559         9,385          $0.17
Adjustment for Anti-Dilutive Effect of
     Preferred Stock Dividend                        458         1,539                            N/A           N/A
                                                  ------         -----                         ------         -----

     Earnings Per Share - Diluted                 $1,426         7,593          $0.19          $1,559         9,385          $0.17
                                                  ======         =====                         ======         =====

   Refer to Footnote D concerning Earnings per Share calculation methodology





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